EXHIBIT 99

Warrantholder	Common Stock Issued

Adam Cohen	137,500
Alim Kassam	45,000
Blake Scheifele	27,500
Elan Zivotofsky	22,000
Farhad Rastanian	30,000
Ken Grebenstein	16,500
Richard Cohen	11,000
Sam Schlesinger	11,000
Theorem Group LLC	2,096,479